(1) The amount reported includes 32,483,691 shares of Common Stock that are owned of record by Apollo Sylvan, LLC and 1,803,507 shares of Common Stock that are owned of record by Apollo Sylvan II, LLC.  Apollo Advisors IV, L.P. ("Advisors") is the general partner of Apollo Investment Fund IV, L.P. ("AIF") and Apollo Overseas Partners IV,
L.P. ("AOP" and with AIF, the "Apollo Funds"). AIF is the sole member and manager of
Apollo Sylvan, LLC ("LLCI") and AOP is the sole member and manager of Apollo
Sylvan II, LLC ("LLCII" and with LLCI, the "Members"). Apollo Capital Management
IV, Inc. ("ACM") is the general partner of Advisors. Apollo Management IV, L.P.
("Management") is the manager of the Apollo Funds. AIF IV Management, Inc.
("AIFM") is the general partner of Management. The Apollo Funds, the Members,
Advisors, ACM, Management, AIFM, and Messrs. Leon Black and John Hannan, the
executive officers and directors of AIFM and ACM, disclaim ownership of all shares in excess of their pecuniary interests, if any, and this report shall not be deemed an admission that any such person or entity is the beneficial owner of, or has any pecuniary interest in, such securities for purposes of section 16 of the Securities Exchange Act of
1934, as amended, or for any other purpose.